Exhibit 99.1

Gannett Announces Opportunistic Debt Refinancing

MCLEAN, VA – September 27, 2021 – Gannett Co., Inc. (“Gannett”, “we”, “us”, “our”, or the “Company”) (NYSE: GCI) announced today that it is seeking to opportunistically refinance its existing term loan under its senior secured credit facilities. The Company intends to issue senior secured notes to refinance a portion of the term loan and refinance the remainder of the existing term loan with a new senior secured term loan. The proposed refinancing transactions are subject to market and other conditions, and the Company can give no assurances that it will complete any such transactions, in whole or in part, or as to the amount or timing of any such transactions.

Senior Secured Term Loan

The new senior secured term loan would be in a principal amount up to $550 million (the “Credit Agreement”). Gannett Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, would be the borrower under the Credit Agreement (the “Borrower”), and lenders are anticipated to include funds managed by affiliates of Apollo Capital Management L.P. Upon closing, the net proceeds of the loans will be used to refinance a portion of the Company’s existing term loan.

Loans under the Credit Agreement are expected bear interest at a per annum rate equal to LIBOR plus a margin of 5.00% with a floor of 50 basis points.  All obligations under the Credit Agreement will be secured by all or substantially all of the assets of the Company and the direct and indirect material domestic subsidiaries of the Company (the “Guarantor Subsidiaries”). The obligations of the Borrower under the Credit Agreement are guaranteed on a senior secured basis by the Company and the Guarantor Subsidiaries.  The completion of the Credit Agreement is contingent upon the successful offering of senior secured notes.

Third Quarter 2021 Operating Highlights

During the third quarter of 2021, the Company has repaid approximately $65.0 million in principal under its existing 5-year term loan using the proceeds from $38.6 million of real estate and other asset sales and excess cash, bringing the 5-year term loan principal down to $925.7 million. The Company is scheduled to make the first amortization payment of $26.1 million on September 30, 2021 and expects to end the quarter with the 5-year term loan principal under $900 million and to have approximately $130 million of cash and cash equivalents.

During the third quarter of 2021 the Company continues to expect its overall revenue to be down slightly year-over-year and continues to expect growth year-over-year on a same store basis.   Adjusted EBITDA for the third quarter of 2021 is expected to grow as compared with Adjusted EBITDA for the third quarter of 2020. The Company now expects that its Adjusted EBITDA margin1  in the third quarter of 2021 will be approximately 12-13% versus approximately 13.7% in the first half of 2021. The margin outlook is being impacted by inflationary pressures on newsprint and delivery as well as the resurgence in the COVID-19 pandemic and the associated negative impact on single copy circulation revenue and the events business, including the ability to host in-person endurance races and local community events.

1 Please see important information regarding this non-GAAP measure below.

About Gannett
Gannett Co., Inc. (NYSE: GCI) is a subscription-led and digitally focused media and marketing solutions company committed to empowering communities to thrive. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer Prize-winning content, consumer experiences and benefits, and advertiser products and services. Our current portfolio of media assets includes USA TODAY, local media organizations in 46 states in the U.S., and Newsquest, a wholly owned subsidiary operating in the United Kingdom with more than 120 local news media brands. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc., which are marketed under the LOCALiQ brand, and runs the largest media-owned events business in the U.S., USA TODAY NETWORK Ventures. To connect with us, visit www.gannett.com.

Important Additional Information
This press release shall not constitute an offer to sell nor the solicitation of an offer to buy senior secured notes or any other securities of the Company, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding any future debt refinancing transactions and the ultimate satisfaction or non-satisfaction of the conditions to the transactions, the amount, timing, or other terms of any future debt refinancing transactions, the possible offering of the senior secured notes and the use of the proceeds from any such offering, our plans regarding debt repayments and future anticipated debt balances, the expected benefits of any potential refinancing transactions, our ability to grow Adjusted EBITDA, our ability to achieve our operating priorities, our strategy, and future revenue trends. Words such as "expect(s)", "plan(s)", "believes(s)", "will", “would,” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s 2020 Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is a non-GAAP performance measure the Company believes offers a useful view of the overall operations of our business. The Company defines Adjusted EBITDA as Net income (loss) attributable to Gannett before: (1) Income tax expense (benefit), (2) Interest expense, (3) Gains or losses on the early extinguishment of debt, (4) Non-operating pension income (expense), (5) Loss on Convertible notes derivative, (6) Other non-operating items, including equity income, (7) Depreciation and amortization, (8) Integration and reorganization costs, (9) Asset impairments, (10) Goodwill and intangible impairments, (11) Gains or losses on the sale or disposal of assets, (12) Share-based compensation, (13) Other operating expenses, including third-party debt expenses and acquisition costs, (14) Gains or losses on the sale of investments and (15) certain other non-recurring charges. The most directly comparable U.S. GAAP measure is Net income (loss) attributable to Gannett.

Adjusted EBITDA margin is a non-GAAP performance measure the Company believes offers a useful view of the overall operations of our business. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total Operating revenues.

We do not provide guidance for the most directly comparable GAAP measure, net income (loss) attributable to Gannett margin. We cannot provide a reconciliation between our forecasted non-GAAP measure due to the unavailability of reliable estimates for certain components of net income (loss) attributable to Gannett and the respective reconciliations at this time, which could be significant. Accordingly, we cannot provide a reconciliation between the projected non-GAAP measure and the most comparable GAAP measure without unreasonable effort.

Same Store Revenues
Same store revenues are based on GAAP revenues for Gannett for the current period, excluding (i) exited operations, (ii) currency impacts, and (iii) deferred revenue impacts related to the acquisition of Legacy Gannett.

For investor inquiries, contact:	For media inquiries, contact:
Trisha Gosser	Lark-Marie Anton
Investor Relations	Senior Vice President, Communications
703-854-3000	646-906-4087
investors@gannett.com	lark@gannett.com